Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 29, 2025 (the “Effective Date”), by and between ModivCare Inc., a Delaware corporation (“Seller”), and ModivCare Buyer, LLC, a Delaware limited liability company (“Buyer” and together with Seller, each, a “Party” and, collectively, the “Parties”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, Seller and certain of its Affiliates commenced voluntary bankruptcy cases under chapter 11 of title 11 of the United States Code on August 20, 2025, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”);

WHEREAS, on December 15, 2025, the Bankruptcy Court entered an order [Docket No. 1055] confirming the Second Amended Joint Chapter 11 Plan of Reorganization of ModivCare Inc. and its Debtor Affiliates [Docket No. 959] (as so confirmed, including any and all supplements and filings in connection therewith, the “Plan”);

WHEREAS, Buyer is a wholly-owned Subsidiary (as defined below) of ModivCare Intermediate, LLC, a Delaware limited liability company (“New Parent”), and New Parent is a wholly-owned Subsidiary of ModivCare Topco, LLC, a Delaware limited liability company (“New Grandparent”);

WHEREAS, on the Effective Date, but prior to the execution and delivery of this Agreement, (a) New Grandparent issued and contributed (i) all of the common limited liability company interests of New Grandparent (the “New Common Interests”) that are to be issued and outstanding on the Effective Date (other than (x) the New Common Interests to be issued on the Effective Date upon the valid exercise of the Subscription Rights (as defined below) and (y) the DIP Backstop Premium) (the New Common Interests referred to in this clause (i), the “Contributed Interests”), (ii) the New Warrants, (iii) rights to purchase up to $200,000,000, in the aggregate, of the New Common Interests pursuant to the Equity Rights Offering (the “Subscription Rights”), and (iv) the DIP Backstop Premium (together with the Contributed Interests, the New Warrants and the Subscription Rights, the “Restructuring Consideration”) to New Parent and New Parent further contributed the Restructuring Consideration to Buyer (such contributions, collectively, the “Contribution Transactions”) and (b) Buyer entered into the Exit Facility Term Credit Agreement and incurred the Exit Term Loans pursuant thereto;

WHEREAS, in accordance with the Plan and the Restructuring Transaction Steps Memorandum, Seller desires to sell, convey, assign, transfer and deliver to Buyer all of its rights, title and interest in and to the Transferred Assets (as defined below) in exchange for (A) all of Buyer’s rights, title and interest in and to the Restructuring Consideration, (B) all of the Exit Term Loans (other than, for the avoidance of doubt, any of the Super Senior Term Loans (as defined in the Exit Facility Term Credit Agreement)) and (C) the assumption by Buyer of all of the Assumed Liabilities (as defined below) (such exchange, the “Exchange”); and

WHEREAS, the Parties desire to enter into this Agreement in order to effect the Exchange as part of the transactions to occur on the Effective Date pursuant to the Plan and in accordance with the ordering and sequencing set forth in the Restructuring Transaction Steps Memorandum.

NOW, THEREFORE, the Parties hereto hereby agree as follows.

1.       Certain Definitions. As used herein:

“Action” means any action, claim, counterclaim, complaint, investigation, petition, suit, demand, arbitration, mediation, alternative dispute resolution procedure, hearing, audit, assessment, inquiry, notice, examination or other proceeding of any nature, whether civil, criminal, administrative or otherwise, in law or in equity.

“Assumed Liabilities” means all liabilities of Seller in existence as of the Effective Date that are (a) Reinstated under the Plan or (b) continuing after the Effective Date pursuant to the Plan, in each case, after giving effect to any and all satisfactions, settlements, compromises, releases, restructurings, assumptions and/or discharges of such liabilities contemplated by the Plan.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law to close.

“Company Entities” means (a) New Grandparent, (b) New Parent, (c) Buyer, (d) each Transferred Entity and (e) each Subsidiary of each Transferred Entity; and each is a “Company Entity”.

“Consolidated Group” means any consolidated, combined or other Tax group (a) of which Seller was the parent (or a successor to the parent) and some or all of the Transferred Entities and their Subsidiaries were members, or (b) for which any Company Entity would be liable for Taxes of Seller or Seller would be liable for Taxes of any Company Entity.

“Equity Interests” means, with respect to any Person, (a) any capital stock (including common stock and preferred stock), limited liability company interests, transferable interests, partnership interests or other equity, ownership, membership, beneficial or profits interests of such Person, and (b) any options, warrants, securities or rights of any kind or nature that are convertible into, exercisable or exchangeable for, require the issuance and/or delivery of, or otherwise permit any Person to acquire, any capital stock (including common stock and preferred stock), limited liability company interests, transferable interests, partnership interests or other equity, ownership, membership, beneficial or profits interests of such Person.

“Excluded Assets” means, collectively, the following assets, properties, securities, contracts, rights and interests owned or held by Seller: (a) all Executory Contracts and all Unexpired Leases of Seller that are not assumed by Seller pursuant to the Plan, (b) all Equity Interests of Seller, (c) all rights of Seller under this Agreement, and (d) all files, documents, instruments and records relating to incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock ledgers, stock certificates, Seller’s certificate of incorporation and bylaws, and other documents relating to the ownership, incorporation, organization or existence of Seller.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, body, commission or instrumentality of the United States or any other nation, or any state or other political subdivision thereof, any court, tribunal or arbitrator and any self-regulatory organization.

“Law” means, in any applicable jurisdiction, any applicable statute or law (including common law), ordinance, rule, treaty, code or regulation and any decree, injunction, judgment, order, ruling, assessment, writ or other legal requirement, in any such case, of any applicable Governmental Authority.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Seller Board” means the board of directors of Seller.

“Seller Officers” means the officers of Seller.

“Subsidiary” means, as of any time of determination and with respect to any specified Person, any corporation, limited liability company, partnership, limited partnership, joint venture, association, or other Entity (a) more than a majority of the aggregate voting power of the voting securities of which is, as of such time, directly or indirectly owned by such Person, or (b) in which such Person, directly or indirectly, owns more than fifty percent (50.0%) of the equity economic interest thereof.

“Tax” means (a) any and all taxes of any kind whatsoever, including all foreign, federal, state, county, or local income, alternative or add-on minimum, sales and use, excise, franchise, ad valorem, value added, real and personal property, escheat or unclaimed property, gross income, gross receipt, capital stock, production, license, estimated, environmental, net worth, business and occupation, disability, employment, unemployment, social security (or similar), transfer, payroll, severance, windfall profit, stamp, withholding, and all other taxes or assessments, fees, duties, levies, customs, tariffs, imposts, obligations and charges of the same or similar nature of the foregoing, including all interest, additions to tax, surcharges, fees and penalties related thereto, and (b) any liability for the payment of any amounts of a type described in clause (a) above of another Person arising by reason of contract, assumption, transferee, successor or similar liability (including bulk transfer or similar Laws), operation of Law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Return” means a report, return, election, or other information filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Transferred Assets” means all of the assets, properties, cash, securities, contracts, rights and interests owned or held by Seller, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller, and expressly including the Transferred Equity but expressly excluding the Excluded Assets.

“Transferred Business” means the business of the Transferred Entities and their respective Subsidiaries as of, or prior to, the Effective Date.

“Transferred Entities” means, collectively, (a) higi SH Holdings Inc., a Delaware corporation, (b) Ingeus Investments Limited, a United Kingdom private limited company, (c) Prometheus Holdco LLC, a Delaware limited liability company, (d) Socrates Health Holdings, LLC, a Delaware limited liability company, (e) ModivCare Solutions, LLC, a Delaware limited liability company, and (f) Victory Health Holdings, LLC, a Delaware limited liability company; and each is a “Transferred Entity”.

“Transferred Entity Matter” means any matter relating to one or more of: (a) the Transferred Business, (b) any of the Transferred Assets, (c) any of the Assumed Liabilities, (d) any of the current or former officers, directors, managers, employees, consultants, advisors, independent contractors, representatives or agents of any Transferred Entity or any Subsidiary of a Transferred Entity, (e) any assets, contracts, permits, licenses, properties, rights or liabilities of any Transferred Entity or any Subsidiary of a Transferred Entity, (f) any Taxes or Tax Return of Seller, any Transferred Entity or any Subsidiary of a Transferred Entity, and (g) any of the transactions contemplated by this Agreement or the Plan.

“Transferred Equity” means all of the issued and outstanding Equity Interests of the Transferred Entities.

2.        Exchange.

(a)     For good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, effective as of the Effective Date, but in accordance with the ordering and sequencing set forth in the Restructuring Transaction Steps Memorandum, the following shall occur:

(i)    Seller hereby sells, conveys, assigns, transfers and delivers to Buyer all of its rights, title and interest in and to the Transferred Assets. Buyer hereby acquires, accepts and takes delivery of the Transferred Assets from Seller.

(ii)    In exchange for the Transferred Assets, Buyer hereby (A) conveys, assigns, transfers and delivers to Seller (x) all of its right, title and interest in and to the Restructuring Consideration and (y) all of the Exit Term Loans (other than, for the avoidance of doubt, any of the Super Senior Term Loans) and (B) assumes from Seller and agrees to pay, perform and otherwise satisfy, as and when due, all of the Assumed Liabilities. Seller hereby acquires, accepts and takes delivery of the Restructuring Consideration and the Exit Term Loans (other than, for the avoidance of doubt, any of the Super Senior Term Loans) from Buyer.

(b)     Seller hereby irrevocably acknowledges and agrees that, upon consummation of the Exchange, without any further action on the part of, or notice to, any Person, (i) Buyer shall become a member, stockholder or other applicable equity owner of each Transferred Entity and shall be registered on the books and records of each Transferred Entity as the sole and exclusive owner of all of the Transferred Equity of such Transferred Entity, (ii) Seller shall no longer be a member, stockholder or other applicable equity owner of any Transferred Entity and shall no longer be registered on the books and records of any Transferred Entity as the owner of any of the Transferred Equity of such Transferred Entity, (iii) Seller shall have resigned and withdrawn from any position or role with any Transferred Entity (including any position or role entitled “manager”, “managing member” or any other title of a similar import or nature) that confers upon Seller any rights, powers or authorities with respect to any Transferred Entity or any of its businesses, operations, assets, liabilities, employees, finances, prospects or affairs, and Buyer shall assume and be vested with such position or role, and (iv) all rights, powers and authorities granted or delegated to Seller with respect to any Transferred Entity or any of its businesses, operations, assets, liabilities, employees, finances, prospects or affairs shall be revoked from Seller and vested solely and exclusively with Buyer.

3.    Correspondence and Certain Amounts. Seller shall (a) promptly deliver (or cause to be promptly delivered) to Buyer any mail or other communications received by Seller after the Effective Date addressed to any Transferred Entity or any Subsidiary of a Transferred Entity or which relates to any Transferred Entity Matter, whether such mail or other communication is addressed to any Transferred Entity, any Subsidiary of a Transferred Entity or Seller, (b) promptly transfer (or cause to be promptly transferred) in immediately available funds to Buyer or any of its Affiliates that is designated by Buyer, any cash, electronic credits or deposits received by Seller to the extent that such cash, electronic credits or deposits relate to any Transferred Entity Matter, and (c) promptly deliver (or cause to be promptly delivered) to Buyer or any of its Affiliates that is designated by Buyer, any checks or other instruments of payment that it or any of its Affiliates receives to the extent that such checks or other instruments are addressed to a Transferred Entity or any Subsidiary of a Transferred Entity or relate to any Transferred Entity Matter. Prior to the transfer or delivery to Buyer or its applicable Affiliate of any such cash, electronic credits or deposits referred to in clause (b) of the immediately preceding sentence or any such checks or other instruments of payment referred to in clause (c) of the immediately preceding sentence, Seller shall hold the same in trust for Buyer or its applicable Affiliate, and the transfer and delivery thereof to Buyer or its applicable Affiliate shall be made with any necessary endorsements or assignments and without set-off, counterclaim or reduction of any kind.

4.        Tax Matters.

(a)    The Parties acknowledge and agree that the Transferred Entities and their respective Subsidiaries shall exit the Consolidated Group as of the end of the day on the Effective Date to the extent the Transferred Entities and such Subsidiaries are part of the Consolidated Group and that, to the extent applicable, the U.S. federal income Tax Return of the Consolidated Group for all applicable Tax periods and any corresponding or similar state and local income Tax Return will be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1) and any corresponding or similar provisions of state and local income Tax Law.

(b)    On the day after the Effective Date, Seller shall (i) resign as agent for the Consolidated Group effective as of the earliest date permitted by Revenue Procedure 2015-26 and designate New Grandparent (or its designee) as the substitute agent of the Consolidated Group under Treasury Regulations Section 1.1502-77(c)(7) in accordance with the procedures set forth in Revenue Procedure 2015-26 and (ii) take any and all actions to cause New Grandparent (or its designee) to become the agent for the Consolidated Group under applicable state or local income Tax Law (in either such capacity, the “Substitute Agent”).

(c)    In the event Seller dissolves before New Grandparent (or its designee) becomes the agent for the Consolidated Group pursuant to Section 4(b), prior to such dissolution, (i) Seller shall designate New Grandparent (or its designee) as agent for the Consolidated Group under Treasury Regulations Section 1.1502-77(c)(5) in accordance with the procedures set forth in Revenue Procedure 2015-26, (ii) Seller shall provide written notice of such designation to the Internal Revenue Service in accordance with Treasury Regulations Section 1.1502-77(c)(5)(iii) and (iii) Seller shall take any and all actions to cause New Grandparent (or its designee) to become the agent for the Consolidated Group under applicable state or local income Tax Law.

(d)    Buyer shall prepare and file, or cause to be prepared and filed, on behalf of Seller and each of its Subsidiaries (prior to giving effect to the Exchange), all Tax Returns for the Consolidated Group and Seller, in each case, that have not been filed as of the Effective Date and all Tax Returns relating to the business of Seller as conducted by Seller as of prior to the Effective Date (the “Business”) or the Transferred Entities and their Subsidiaries (each such Tax Return, a “Specified Return”, and, collectively, the “Specified Returns”). If requested by Buyer (or its designee), Seller shall promptly execute and file, or cause to be executed and filed, any Specified Returns submitted by Buyer (or its designee) to it for execution or filing.

(e)    The Company Entities shall pay, without duplication, as and when due (to the extent not otherwise discharged or otherwise paid pursuant to the Plan) (i) all Taxes shown to be due on (or which any Governmental Authority asserts are properly shown as due on, or otherwise assesses in respect of) any of the Specified Returns, (ii) all Taxes, if any, arising out of or relating to, the transactions contemplated by the Plan imposed on the Company Entities or Seller, (iii) all Taxes, if any, arising out of any claim for refund under, or amendment of a Tax Return in accordance with, Section 4(h), (iv) all Taxes of the Company Entities or Seller with respect to the Business or the Transferred Entities and their Subsidiaries, (v) all U.S. federal and state income Taxes of Seller for the 2025 and 2026 tax years and (vi) any and all losses, liabilities, costs and expenses resulting from, or arising out of, any of the items or matters described in clauses (i) through (v) of this Section 4(e).

(f)    Seller shall, at the request of Buyer, or the Substitute Agent on behalf of Seller shall be authorized to, make an election under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) and 1.1502-36(e)(5)(viii) (or any corresponding or similar provision of state or local income Tax Law) to reduce the Tax basis in its shares of capital stock of any Transferred Entity (or, with respect to any Transferred Entity that is classified as a disregarded entity, such Transferred Entity’s applicable Subsidiary that is a member of the Consolidated Group) in order to avoid any reduction in the net operating loss, Tax basis or other Tax attributes of any Transferred Entity (or such Subsidiary) in accordance with the rules under Treasury Regulations Section 1.1502-36(d)(6) (or any corresponding or similar provision of state or local income Tax Law).

(g)    Buyer and its Affiliates shall, and shall have the sole and exclusive authority to, represent the interests of Seller and each Transferred Entity and its Subsidiaries with respect to any Action with respect to (i) Taxes, Tax Returns or any other Tax matter relating or with respect to the Consolidated Group (or any member thereof with respect to such Tax, Tax Return or Tax matter) or Seller, (ii) any Specified Return or any Taxes to be reported therein, or (iii) any other matter primarily relating to Taxes which could impact any Company Entity (including the right to control the defense, settlement, compromise or other resolution of any such Action, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Action). Seller shall provide Buyer and its Affiliates and their attorneys and tax advisors with the appropriate powers of attorney or other necessary authorizations to give effect to the foregoing.

(h)    Buyer and its Affiliates shall have the sole and exclusive right to (i) initiate any claim for refund for any Taxes with respect to any Specified Return or any other Tax Return relating to the Business or the Transferred Entities and their Subsidiaries, and (ii) amend any Specified Return or any other Tax Return relating to the Business or the Transferred Entities and their Subsidiaries. Seller hereby authorizes the payment of any refund (including any interest received thereon) for any Taxes with respect to any Specified Return or with respect to the Business or the Transferred Entities and their Subsidiaries to the Substitute Agent (or Seller shall, if it is in actual receipt of such Tax refund, promptly pay such amount to the Substitute Agent and in any event within ten (10) days after the receipt of such Tax refund). Seller shall not initiate any such claim for a refund or any amendment of a Specified Return without the prior written consent of Buyer or the Substitute Agent. The Company Entities shall be entitled to the entire amount of any Tax refund, credit in lieu of a Tax refund or other overpayment (including any interest received thereon) received by, or with respect to, any Specified Return or with respect to the Business or the Transferred Entities and their Subsidiaries.

(i)    Seller shall cooperate fully and assist in connection with the matters set forth in this Section 4, including by promptly notifying Buyer in writing upon receipt by Seller of written notice of any Tax contest, audit, administrative or court proceeding, or other dispute relating to any liability for income Taxes of Seller or the Consolidated Group, by providing such information, documents and materials, and by executing and/or filing (or causing its officers and other authorized representatives or assignee for benefit of creditors to execute and/or file) such documents, instruments, notices, powers of attorney, letters, forms and other papers, in any such case that are necessary or desirable (in the reasonable judgment of Buyer or one of its Affiliates) and that such Person is legally permitted to execute and file in connection with accomplishing, effectuating, addressing, or consummating any of the matters set forth in this Section 4. In furtherance of, and without limiting, the foregoing, (i) Seller shall execute, on or prior to the Effective Date (or, if provided after the Effective Date, within a reasonable time following receipt), such forms as may be reasonably determined to be necessary (x) to authorize Buyer or any of its Affiliates to sign, negotiate, correspond regarding, settle and administer the Specified Returns or any Actions governed by Section 4(g) and make Tax payments to be made in connection therewith and (y) to establish any available exemption (or reduction) with respect to any applicable Taxes to be covered by a Specified Return, and (ii) in the event that applicable Law requires that Seller (or any of its officers or other authorized representatives) execute and/or file any Specified Return, then Seller shall promptly execute and/or file (or cause its applicable officer or other authorized representative to promptly execute and/or file) such Specified Return after receipt thereof from Buyer.

(j)    To the maximum extent permitted by applicable Law, the Consolidated Group shall allocate any limitation or “net unrealized built in gain” permitted to be utilized under Section 382 of the Code (as defined below) (and any similar provision of state, local, and foreign Law), to the Transferred Entities or their applicable Subsidiaries.

(k)    Seller shall, at the request of Buyer, in connection with the consummation of the transactions contemplated by the Plan, (i) join Buyer or its applicable Affiliate in making the election under section 338(h)(10) of the Code (and any analogous election under state or local Law) in the case of a “qualified stock purchase” (within the meaning of section 338 of the Code) with respect to any Transferred Entity or any of its Subsidiaries and (ii) make the election under section 336(e) of the Code in the case of a “qualified stock disposition” (within the meaning of Treasury Regulations section 1.336-2) with respect to any Transferred Entity or any of its Subsidiaries, and agrees to cooperate fully with Buyer (and any Affiliate of Buyer) in connection with the making of any such election described in clause (i) or (ii), including participating in the timely filing of IRS Form 8023, the binding agreement and section 336(e) election statement set forth in Treasury Regulations section 1.336-2(h) and related or comparable forms for state, local, or foreign Tax purposes.

5.        Nonassignable Assets.

(a)    To the extent that the assignment, transfer, conveyance and/or delivery to Buyer or any of its Affiliates of any of the Transferred Assets is (i) not permitted without the consent, waiver, confirmation or other approval of a third party, (ii) not permitted without the filing of any documents, certificates or instruments with, or the payment of any Taxes, fees or other amounts to, any Governmental Authority or (iii) prohibited by applicable Law and, in any such case, such consent, waiver, confirmation, other approval is not obtained, such filing or payment is not made or such waiver of such prohibition in compliance with Law is not obtained and cannot be overridden by the Confirmation Order or other order of the Bankruptcy Court (such Transferred Assets, the “Nonassignable Assets”), then this Agreement will not be deemed to constitute an assignment of, and an undertaking or attempt to assign, such Nonassignable Asset or any right or interest therein unless and until such consent, waiver, confirmation or other approval is obtained, such filing or payment is made or such prohibition is waived in compliance with Law. If any such consent, waiver, confirmation or other approval is not obtained, such filing or payment is not made or such waiver of such prohibition is not obtained prior to the Effective Date in respect of a Nonassignable Asset, then, solely to the extent not prohibited under applicable Law or the terms of such Nonassignable Asset, Seller and Buyer shall reasonably cooperate with each other in any lawful and feasible arrangement designed to provide Buyer or its applicable Affiliate with the benefits of, or under, the applicable Nonassignable Asset (an “Interim Arrangement”), including enforcement for the benefit of Buyer or its applicable Affiliate of any and all rights of Seller against any party to the applicable Nonassignable Asset. At the request of Buyer, Seller shall cooperate and assist to obtain as expeditiously as possible the applicable consent, waiver, confirmation or other approval, to make the applicable filing or payment and/or to obtain a waiver of any prohibition under applicable Law necessary for the assignment, transfer, conveyance and/or delivery of any Nonassignable Asset to Buyer or its applicable Affiliate.

(b)    Buyer shall reimburse Seller for all reasonable out-of-pocket costs incurred by Seller in connection with Seller’s (i) performance of any Interim Arrangement, as required by Section 5(a), or (ii) cooperation and assistance in obtaining any consent, waiver, confirmation or other approval, making any applicable filing or payment and/or obtaining a waiver of any prohibition under applicable Law necessary for the assignment, transfer, conveyance and/or delivery thereof to Buyer or its applicable Affiliate, as required by Section 5(a).

6.        Post-Effective Date Governance.

(a)    From and after the Effective Date, the Seller Board shall consist of at least one (1) director. As of the Effective Date, following the consummation of the transactions contemplated by the Plan, the Seller Board shall consist of: Scott Kern. Seller shall provide prompt written notice to Buyer of any changes to the composition of the Seller Board.

(b)    The Seller Officers shall consist of at least one (1) individual who is authorized to act on behalf of and to bind Seller, including by executing and delivering on behalf of and in the name of Seller any document, agreement or instrument requiring the signature of an officer of Seller. As of the Effective Date, the Seller Officers shall consist of the following individuals, with the title of the officer positions set forth opposite the name of each such individual:

Name	Title
Scott Kern	Vice President, Corporate Development

(c)    Seller shall provide prompt written notice to Buyer of any removal, resignation, retirement, death, incapacity, disqualification, election, replacement or appointment of any Seller Officer.

7.      Governing Law. This Agreement shall be governed by, and shall be construed in accordance with, the domestic Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Laws of the State of Delaware.

8.       Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns. No Party shall assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other Party.

9.     Severability. If any provision of this Agreement or the application of any such provision to any person, entity or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

10.    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed (including via electronic signatures) by each of the Parties and delivered to the other Party.

11.    Further Assurances. At any time and from time to time after the Effective Date, at the request of a Party and without further consideration, the other Party and each of its successors or permitted assigns, shall execute and deliver, or shall cause to be executed and delivered, such other instruments and take such other actions as such Party may reasonably request to give effect to the transactions contemplated by this Agreement.

12.     Purchase Price Allocation. Buyer will provide to Seller an allocation of the amounts properly taken into account as consideration for U.S. federal and applicable state and local income tax purposes among the Transferred Assets (and, if applicable, among the assets of any Transferred Entities and their Subsidiaries, in each case, classified as disregarded entities for U.S. federal and applicable state and local income tax purposes) in accordance with Section 1060 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”, and such allocation, the “Allocation”). The Allocation shall be binding on the Parties for all purposes and neither Party shall take any position inconsistent with the Allocation unless otherwise required by a “determination” as defined in Section 1313(a) of the Code.

13.    Tax Forms. Concurrently with the execution and delivery of this Agreement by the Parties, Seller shall deliver to Buyer a properly completed Internal Revenue Service Form W-9 duly executed by Seller.

14.      Intended Tax Treatment. The Parties intend that for U.S. federal and applicable state and local income tax purposes:

(a)    pursuant to Treasury Regulations Section 1.1032-3, the Contribution Transactions, taken together with the transactions contemplated by this Agreement, shall collectively be treated as if (i) New Grandparent contributed an amount of cash equal to the fair market value of the Restructuring Consideration to New Parent as a contribution to the capital of New Parent, followed immediately by a contribution of such cash by New Parent to Buyer as a contribution to the capital of Buyer, and (ii) Buyer used the cash received by it pursuant to clause (i) to acquire the Restructuring Consideration from New Grandparent for its fair market value immediately prior to Buyer’s transfer of the Restructuring Consideration to Seller pursuant to this Agreement;

(b)    the Contribution Transactions and the Exchange shall be treated as a taxable sale by Seller and the acquisition by Buyer of the assets of Seller (including any other direct or indirect subsidiary of Seller treated as a disregarded entity for U.S. federal income tax purposes) governed by Section 1001 of the Code;

(c)     any payment pursuant to this Agreement, the Plan or the Restructuring Transaction Steps Memorandum made after the Effective Date shall be treated as an adjustment to purchase price for the Transferred Assets to the extent permitted by applicable Law; and

(d)    the books and records of each Party shall be maintained, and all U.S. federal (and applicable state and local) Tax Returns of the Parties shall be filed in a manner consistent with the intended tax treatment set forth in this Section 14 unless otherwise required by a change in Law or a “determination” as defined in Section 1313(a) of the Code.

15.    Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by email or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 15 or to such other address as the Party to whom Notice is to be given may have provided to the other Party at least two (2) days’ prior to such address taking effect in accordance with this Section 15. Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or when transmitted by email (with no bounce back or other notification of failure to be delivered). If a Notice deemed given upon delivery or transmission is delivered or transmitted after 5:00 p.m. in the place of the receiving Party (the Parties understand and agree that the foregoing applies only to Notice and not to copies), such Notice will be deemed given on the next succeeding Business Day.

Address for Notice:

If to Seller, to:

ModivCare Inc.

6900 E Layton Avenue, 12th Floor

Denver, CO 80237

Attn: Scott Kern

Email: Scott.Kern@modivcare.com

with a copy (which shall not constitute effective Notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn: George Klidonas; Jon Weichselbaum

Email: George.Klidonas@lw.com; Jon.Weichselbaum@lw.com

If to Buyer, to:

c/o Ocean Ridge Capital Advisors, LLC

56 Harrison Street, Suite 203A

New Rochelle, NY 10801

Attn: Brad Scher

Email: bscher@oceanridgecapital.com

with a copy (which shall not constitute effective Notice) to:

Paul Hastings

200 Park Avenue

New York, NY 10166

Attn: Matthew Warren, Matthew Schwartz

Email: mattwarren@paulhastings.com; mattschwartz@paulhastings.com

16.     Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Party.

17.    Amendment. Any term, condition or provision of this Agreement may be amended, modified or waived from time to time if, and only if, such amendment, modification or waiver is in writing and signed, (a) in the case of an amendment or modification, by Seller and Buyer or (b) in the case of a waiver, by the Party against whom the waiver is to be effective.

18.     Specific Performance. Each Party hereby acknowledges and agrees that the other Party would be irreparably harmed if any of the provisions of this Agreement were not performed by such Party in accordance with their specific terms, and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy to which a Party may be entitled at law or in equity, each Party shall be entitled to specific performance, injunctions and other equitable relief to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce its rights hereunder, without the necessity of proving the inadequacy of money damages as a remedy and without the posting of any bond.

19.    Power of Attorney. IN ORDER TO SECURE THE EXPRESS OBLIGATIONS OF SELLER SET FORTH IN THIS AGREEMENT, SELLER HEREBY IRREVOCABLY GRANTS TO BUYER A POWER-OF-ATTORNEY TO EXECUTE, ACKNOWLEDGE, DELIVER, SWEAR TO, FILE AND RECORD (INCLUDING FILINGS AND RECORDINGS WITH GOVERNMENTAL AUTHORITIES) ALL SUCH INSTRUMENTS, AGREEMENTS AND DOCUMENTS, AND TO TAKE ANY AND ALL SUCH ACTIONS AND DO ANY AND ALL SUCH THINGS, IN THE NAME AND ON BEHALF OF SELLER TO PERFORM AND COMPLY WITH SUCH OBLIGATIONS. THE POWER OF ATTORNEY GRANTED BY SELLER PURSUANT TO THIS SECTION 19 IS COUPLED WITH AN INTEREST, IS IRREVOCABLE, AND SHALL NOT BE AFFECTED BY AND SHALL SURVIVE THE LIQUIDATION, BANKRUPTCY, INSOLVENCY OR DISSOLUTION OF SELLER.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

MODIVCARE INC.

By:	/s/ L. Heath Sampson
Name:	L. Heath Sampson
Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

BUYER:

MODIVCARE BUYER, LLC

By:	/s/ Bradley Scher
Name:	Bradley Scher
Title:	President

[Signature Page to Purchase Agreement]